Exhibit 99.1

News Release

                Expedia Selects Sabre GDS in Multi-year Agreement

                SOUTHLAKE, Texas, May 5, 2004  — Sabre Travel Network, a Sabre Holdings (NYSE: TSG) company, today announced it has signed a new five-year Global Distribution System (“GDS”) subscriber agreement with Expedia, Inc., an operating company of InterActiveCorp (NASDAQ: IACI).  Over the term of the agreement, Sabre Travel Network expects to process a meaningful portion of Expedia’s GDS bookings through the Sabre system. Specific terms are not being disclosed.

                “We are pleased to provide Expedia with the breadth of our distribution services,” said Hugh Jones, senior vice president, North America, Sabre Travel Network.  “This agreement underscores the value of the products and services we provide to travel agencies.”

                “We are very pleased to announce Sabre Travel Network as a distribution partner for Expedia,” said Barney Harford, senior vice president of air, car and private label at Expedia, Inc. “This agreement will bring diversification to our GDS relationships.”

About Sabre Travel Network

Sabre Travel Network, a Sabre Holdings company, provides access to the world’s leading global distribution system (GDS) enabling agents at more than 53,000 agency locations worldwide to be travel experts.  The Sabre GDS, the first system to connect the buyers and sellers of travel, today includes more than 400 airlines, approximately 60,000 hotels, 41 car rental companies, nine cruise lines, 35 railroads and 220 tour operators.  Key brands of Sabre Travel Network include GetThere, the leading Web-based corporate travel reservation technology, and Jurni Network, the unique leisure travel agency consortium that enables members to sell more products from preferred travel suppliers using sophisticated market intelligence.

Sabre Holdings Corporation (NYSE: TSG) is a world leader in travel commerce, retailing travel products and providing distribution and technology solutions for the travel industry.  More information about Sabre Holdings is available at http://www.sabre-holdings.com

Statements in this release which are not purely historical facts, including statements about Expedia bookings expected to be processed by the Sabre GDS, or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Sabre Holdings on the date this release was issued. Sabre Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to computer systems conversions and airlines or other suppliers potentially limiting their use of certain travel distribution providers.  Sabre Holdings may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of our most recent filing on Form 10-K with the Securities and Exchange Commission.

Contacts: Media, Nanci Williams (682-605-2271) or Investor Relations, Karen Fugate (682-605-2343), both of Sabre Holdings.